Exhibit (J)
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of the
First Focus Funds:
We consent to the use of our report dated May 29, 2008 for the First Focus Funds, incorporated by reference herein, and to the references to our firm under the headings “First Focus Funds Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Columbus, Ohio
July 25, 2008